Exhibit 10.1

Execution Version
Fifth Amendment to
Credit Agreement

This Fifth Amendment to Credit Agreement (the “Amendment”), dated as of March 23, 2021, is by and among Performant Business Services, Inc., a Nevada corporation (“PBS”) and Premiere Credit of North America, LLC, an Indiana limited liability company (“Premiere”, and collectively with PBS, the “Borrower”), Performant Financial Corporation, Performant Recovery, Inc., Performant Technologies, LLC and Healthcare Billing Administrators, LLC (collectively with the Borrower, the “GCA Parties”) and ECMC Group, Inc., a Delaware non-profit corporation (the “Lender”).
RECITALS:
A.The Borrower and Lender are parties to that certain Credit Agreement dated as of August 7, 2017, as amended by the First Amended to Credit Agreement dated September 29, 2017, the Second Amendment to the Credit Agreement dated as of August 31, 2018, the Third Amendment to Credit Agreement dated as of March 21, 2019 and the Fourth Amendment to Credit Agreement and First Amendment to Guarantee and Collateral Agreement dated as of September 19, 2019 (collectively referred to as the “Credit Agreement”).

B.The GCA Parties are parties to that certain Guarantee and Collateral Agreement Dated August 11, 2017, as amended by the Fourth Amendment to Credit Agreement and First Amendment to Guarantee and Collateral Agreement dated as of September 19, 2019 (collectively referred to as the “GCA”).

C.One or more of the GCA Parties are negotiating with a potential buyer (the “Buyer”) with respect to the sale of certain of the assets used in connection with such GCA Parties’ businesses, all as more specifically described in the definitive agreement relating to such sale contemplated to be executed by one or more of the GCA Parties and the Buyer (such agreement, the “Purchase Agreement”, and the transactions contemplated by the Purchase Agreement, the “Sale”).

D.The GCA Parties and the Buyer desire for the security interests and liens granted to the Lender pursuant to the GCA and other Loan Documents in the assets being sold pursuant to the Sale to be released upon consummation of the Sale, and the Lender is willing to agree to (i) such release upon application of certain of the proceeds therefrom to amounts owing to Lender under the Credit Agreement, (ii) certain amendments to the Credit Agreement and (iii) performance of the other terms and conditions provided for herein, all on the terms and subject to the conditions set forth herein.

E.The parties desire to amend the Credit Agreement on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt of which is hereby acknowledged, the GCA Parties and Lender hereby agree as follows:
1.Defined terms.     All capitalized terms used in this Amendment shall have the meanings set forth in the Credit Agreement, as amended hereby, except where the context otherwise requires or as otherwise provided herein.

2.GCA Parties Obligations The GCA Parties hereby agree as follows:
(a)    Restructuring and Amendment Fee. On or before the Effective Date, to pay, or caused to be paid to, Lender a restructuring and amendment fee in the amount of $150,000.00 by electronic wire transfer to the account of Lender to which payments by Borrower are to be made pursuant to the Credit Agreement.
(b)     Payment and Application of Proceeds of the Sale. To pay or cause to be paid to Lender the Release Amount (as defined in Section 3 below) when and for application as provided in Section 3 below.
(c)    Amendment to Warrant Exercise Price/Expiration Date. That on or before the Effective Date, the exercise price for certain outstanding warrants to purchase 1,931,663 shares of common stock of Performant Financial Corporation (“PFC”) held by the Lender or any affiliate thereof (the “Lender Holder”) (as such warrants are identified by the Lender before the Effective Date out of all of the currently outstanding warrants to purchase 5,794,990 shares of common stock of PFC), be amended to $0.96 per share. In addition, on or before the Effective Date the expiration date for all outstanding warrants to purchase 5,794,990 shares of common stock of PFC held by the Lender Holder shall be extended to August 11, 2023 unless the currently applicable expiration date is a later date, and to take such other action as may be reasonably requested by the Lender Holder thereof to evidence such changes on or before the Effective Date.
(d)    Assets to be Sold. On or prior to the Effective Date, GCA Parties and Lender shall agree in writing to the list of assets to be sold pursuant to the Sale (such list, the “Assets to be Sold”).
3.Application of Proceeds of Sale; Release of Security Interest. Notwithstanding anything to the contrary provided in the Credit Agreement, the GCA or any other Loan Document:

(a)    on or prior to the Effective Date, the GCA Parties shall prepay, or shall cause Buyer to disburse as a prepayment on behalf of the GCA Parties, Lender for application in accordance with Section 3(c) the amount that is the lesser of (i) the purchase price (or a portion thereof) payable in cash by Buyer at the closing of the Purchase Agreement and (ii) U.S. Six Million Dollars (U.S. $6,000,000); provided that, if the payment to be made by Buyer to Lender under the foregoing clauses (i) and (ii) of this Section 3(a) is less than U.S. Six Million Dollars (U.S. $6,000,000), the Borrower shall make a prepayment to the Lender in an amount equal to U.S. Six Million Dollars (U.S. $6,000,000) minus the amount paid by the Buyer pursuant to clause (i) of this Section 3(a); provided further that, in no event shall the aggregate amount to be paid to Lender by Buyer and Borrower under this Section 3(a) exceed U.S. Six Million Dollars (U.S. $6,000,000). Payments to be made pursuant to this Section 3(a) shall be made by electronic wire to the account of Lender to which payments by Borrower are to be made pursuant to the Credit Agreement.

(b)    the Lender agrees that upon receipt of U.S. Six Million Dollars (U.S. $6,000,000) pursuant to Section 3(a) above (such amount, the “Release Amount”), plus all accrued and unpaid interest through the date of such payment with respect to the Release Amount under the Credit Agreement and the occurrence of the Effective Date (as defined below) (i) Lender shall be deemed to have consented to the sale of the Assets to be Sold for all purposes under the Loan Documents, (ii) all of Lender’s security interests and liens in the Assets to be Sold shall be automatically released, discharged and terminated in accordance with Section 8.17(b) of the GCA and (iii) Lender shall, if requested by the GCA Parties, consent to the filing of UCC-3 release statements or other liens releases reasonably requested to evidence or effectuate the release of such security interest and liens.

(c)    the Release Amount, upon payment thereof, shall be (i) applied pro-rata to the principal amounts outstanding on each of the Loans, and the aggregate amount of principal payments due on the last day of each Fiscal Quarter shall be reduced to $787,500 and such aggregate payment amounts, when made, shall be applied pro-rata to each of the Loans and (ii) deemed to be a mandatory prepayment made in accordance with Section 2.6.2(a) of the Credit Agreement.

4.Amendments and Waivers to Credit Agreement.

(a)Effective as of the Effective Date:

(i)Maturity Date. The definition of the term “Maturity Date” as it appears in Section 1.1 of the Credit Agreement is hereby amended in its entirety to provide as follows:

        “Maturity Date” means August 11, 2022.

(ii)Financial Covenants. Sections 7.14.1 and 7.14.2 of the Credit Agreement are hereby amended in their entirety to provide as follows:

7.14.1    Fixed Charge Coverage Ratio.
Not permit the Fixed Charge Coverage Ratio as calculated on the last day of any Computation Period for the period of such Computation Period, commencing with the Computation Period ending September 30, 2017, to be less than the applicable ratio set forth below for such Computation Period:

Computation Period Ending	Fixed Charge Coverage Ratio
September 30, 2017, December 31, 2017, March 31, 2018, June 30, 2018, September 30, 2018, December 31, 2018, March 31, 2019, June 30, 2019, September 30, 2019 and December 31, 2019	0.5:1.0
March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020	1.0:1.0
March 31, 2021, June 30, 2021, September 30, 2021 and December 31, 2021	0.75:1.0
March 31, 2022 and June 30, 2022	1.00:1.0
Through the last day of each Computation Period after June 30, 2022 until all of the Obligations are Paid in Full	1.25:1.0
7.14.2    Total Debt to EBITDA Ratio.
Not permit the Total Debt to EBITDA Ratio, as of the last day of any Computation Period, commencing:

(a)     with the Computation Period ending September 30, 2017 through the Computation Period ending December 31, 2020 to exceed 6.00:1.00;

(b)    with the Computation Period ending March 31, 2021 through the Computation Period ending June 30, 2021 to exceed 8.00:1.00;

(c)    with the Computation Period ending September 30, 2021 to exceed 7.00:1.00; and

(d)    with the Computation Period ending December 31, 2021 through the last day of each Computation Period thereafter until all of the Obligations are Paid in Full to exceed 6.00:1.00.

(b)Additional Understandings:

(i)Additional Warrants; Future Warrant Exercise Price. Notwithstanding anything to the contrary provided in the Credit Agreement, the GCA or any other Loan Document, the parties acknowledge and agree that if the Maturity Date is extended as set forth in Section 4(a)(i) of this Amendment, such extension shall constitute exercise of one option of the Borrower under Section 2.3 of the Credit Agreement to extend the Maturity Date and that Warrants issuable with respect to the exercise of such option to extend the Maturity Date are therefore required to be issued and delivered to the Lender, and the parties hereby agree that issuance and delivery to Lender of a Warrant to acquire 515,110 shares of common stock of PFC with an exercise price of $0.96 per share (the “Maturity Extension Warrant”) on or before the Effective Date shall satisfy such requirement. The parties further agree that any Warrant to be issued pursuant to the Credit Agreement after the issuance of the foregoing described Warrant shall have an exercise price of $0.96 per share.

(ii)Waiver of 2020 Excess Cash Flow Prepayment. Any mandatory prepayment due under Section 2.6.2(c) of the Credit Agreement in Fiscal Year 2021, with respect to any Excess Cash Flow determined with respect to Fiscal Year 2020 shall be due and payable on June 30, 2021; provided however, if the Effective Date occurs, then (1) such mandatory prepayment is hereby waived by the Lender, however (2) the Excess Cash Flow Certificate with respect to Fiscal Year 2020 shall continue to be furnished to the Lender as required under Section 6.1.3(b) of the Credit Agreement.

(iii)2021 Excess Cash Flow Prepayment. The Parties hereby agree that notwithstanding any calculations or provisions to the contrary based on or contained in the Credit Agreement, the mandatory prepayments with respect to Excess Cash Flow determined with respect to Fiscal Year 2021 shall be at least U.S. Six Million Dollars ($6,000,000) (the “Minimum 2021 Excess Cash Flow Payment”), provided that if in connection with a sale of any GCA Parties’ assets, other than the Sale, in 2021 Borrower makes any mandatory prepayments to the Lender in Fiscal Year 2021, such mandatory prepayments shall reduce dollar for dollar the Minimum 2021 Excess Cash Flow Payment. Mandatory prepayments with respect to any Excess Cash Flow determined with respect to Fiscal Year 2022 and each subsequent Fiscal Year, if applicable, shall be required to be paid in accordance with the terms of the Credit Agreement.

(iv)Future Sales; Additional Lender Consents.

(A) The effect of clause (i) of the definition of Disposition shall be excluded from the determination of what constitutes a Disposition with respect to any transaction constituting a sale, disposition or other transfer of assets similar to the Assets to be Sold and used in the same line of business by the applicable GCA Party as the Assets to be Sold or of the equity of any entity which owns any such business, and Section 7.4(b)(ii) shall not apply to any such transaction.

(B) To the extent Lender consent is required with respect to any additional sales or transfers of assets of GCA Parties or winding down of a particular business line after the Sale, Lender consent to such sale, transfer or winding down shall not be unreasonably withheld, conditioned or delayed, but Lender may condition any such consent on (A) the payment of a consent fee with respect any such proposed transaction of not more than $25,000 per transaction requiring consent and (B) excluding the effect of clause (vi)(A) of the definition of Net Cash Proceeds from the determination of the amount of Net Cash Proceeds of any such transaction required to be paid to Lender.
5.Representations and Warranties. Each GCA Party hereby jointly and severally represents, warrants and covenants to the Lender that on the date hereof and on the Effective Date:
    (a)    No representation or warranty of any GCA Party contained in the Credit Agreement or any of the other Loan Documents, including this Amendment, shall be untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein), except to the extent that such representation or warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in any material respect (without duplication of any materiality qualifier contained therein) as of such earlier date, and no Default or Event of Default has occurred and is continuing, or would result after giving effect hereto.
    (b)    Each GCA Party has the power and authority to execute, deliver and perform this Amendment and has taken all necessary corporate or limited liability company action to authorize its execution, delivery and performance of this Amendment.
    (c)    The execution, delivery and performance by each GCA Party of this Amendment does not and will not (i) require any consent or approval of any government agency or authority (other than approval which has been duly obtained), (ii) conflict with (x) any provision of applicable law, (y) the charter, by-laws or other organizational documents of such GCA Party or (z) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon such GCA Party or any of its respective properties, or (iii) require, or result in, the creation or imposition of any Lien on any asset of GCA Parties (other than Liens in favor of Lender created pursuant to the Collateral Documents), in each case of the foregoing clauses (i) through (iii), except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

    (d)    This Amendment has been duly executed and delivered by each GCA Party and constitutes the legal, valid and binding obligation of each GCA Party, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally or by equitable principles relating to enforceability.

6.Conditions to Effectiveness. Sections 4(a) and 12 of this Amendment shall become effective as of the date (the “Effective Date”) when, and only when, each of the following has occurred or is waived in writing by the Lender:

(a)     this Amendment has been executed on behalf of each of the parties hereto and delivered by each such party to each of the other such parties;

(b)    the Purchase Agreement shall have been executed and delivered by each of the parities thereto and a copy thereof certified as true and correct by the GCA Parties delivered to the Lender;

(c)    Closing of the Purchase Agreement shall have occurred within ninety (90) days of the date hereof;

(d)    The Assets to be Sold list shall have been agreed to in writing by the GCA Parties and the Lender, and the GCA Parties’ obligations and covenants set forth in Section 2 and Section 3 hereof, and delivery of the Maturity Extension Warrant pursuant to Section 4(b)(i) hereof shall have been performed;

(e)     the representations and warranties made by the GCA Parties herein are true and correct, as of such date; and

(f)    PFC has executed and delivered to ECMC Holdings Corporation (“Holdings”) an amendment to the Agreement for Purchase of LLC Membership Interests between Holdings and PFC, dated as of August 9, 2018, as previously amended (the “Premiere Purchase Agreement”) on terms reasonably satisfactory to Holdings (i) providing for the issuance of 300,000 shares of the common stock of PFC, in full and final satisfaction of the contingent earn-out obligations under the Premiere Purchase Agreement and (ii) confirming that such shares are subject to the Registration Rights Agreement, dated as of August 31, 2018 between PFC and Holdings.
For the avoidance of doubt, if the Effective Date does not occur within ninety (90) days of the date hereof because any of the foregoing conditions is not satisfied or waived in writing by the Lender, this Amendment shall be void and of no effect.

7.Reference to and Effect on the Loan Documents.

(a)    From and after the date of this Amendment, each reference in the Credit Agreement or the GCA to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement or the GCA, and each reference to the “Credit Agreement”, “Guarantee and Collateral Agreement”, “thereunder”, “thereof”, “therein” or words of like import referring to the Credit Agreement or the GCA in any other Loan Document shall mean and be a reference to the Credit Agreement and the GCA, as amended hereby.

(b)    Except as specifically set forth above, the Credit Agreement, the GCA and other Loan Documents remain in full force and effect and are hereby ratified and confirmed. Except as specifically provided in this Amendment, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver or forbearance of any right, power or remedy of Lender under the Credit Agreement or any other Loan Documents, or constitute a consent, waiver or modification with respect to any provision of the Credit Agreement or any other Loan Documents.

8.Entire Agreement. The Credit Agreement, as amended by this Amendment, collectively sets forth the entire understanding and agreements of the parties hereto in relation to the subject matter hereof and supersede any prior negotiations and agreements between the parties relative to such subject matter. No promise, condition, representation or warranty, express or implied, not set forth in the Credit Agreement or any other Loan Document, as amended by this Amendment, shall bind any party hereto, and none of the Lender or Borrower have relied on any such promise, condition, representation or warranty.

9.Counterparts. This Amendment may be executed in one or more counterparts, each of which and together shall be considered an original, and together they shall constitute one and the same instrument.

10.Enforceability. Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

11.Governing Law; Jurisdiction; Venue; Jury Trial. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. THIS AMENDMENT SHALL BE SUBJECT TO THE JURISDICTION, VENUE, AND JURY TRIAL PROVISIONS OF THE CREDIT AGREEMENT.

12.Releases. (a)    Effective as of the Effective Date, each of the GCA Parties hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, that any the GCA Party has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the Effective Date, whether such claims, demands and causes of action are matured or unmatured, or known or unknown; provided that, the foregoing release and waiver does not include any obligations of Lender arising after the Effective Date provided for under this Amendment and under the Credit Agreement, the GCA, and each of the other Loan Documents, as each may be amended hereby, which as amended hereby, continue in full force and effect notwithstanding the foregoing release.
(b)    Effective as of the Effective Date, the Lender hereby absolutely and unconditionally releases and forever discharges the GCA Parties, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, that the Lender has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the Effective Date, whether such claims, demands and causes of action are matured or unmatured, or known or unknown; provided that the foregoing release and waiver does not include any obligations of each of the GCA Parties provided for under this Amendment and under the Credit Agreement, the GCA, each Warrant outstanding on the date hereof or issued pursuant hereto, and each of the other Loan Documents, as each may be amended hereby, which as amended hereby, continue in full force and effect notwithstanding the foregoing release.
13.Fees and Expenses. The parties acknowledge and agree that this Amendment is a “Loan Document” as defined in the Credit Agreement, and is subject to the provisions of Section 9.4 of the Credit Agreement with respect to the payment of reasonable and documented out-of-pocket fees and expenses of Lender.

14.Headings; Recitals. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose. The Recitals hereto are incorporated herein by reference.

15.Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the GCA Parties and the Lender, and their respective permitted successors and assigns.

[signature pages follow]

In Witness whereof, the parties have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the date first set forth above.
GCA PARTIES:

PERFORMANT BUSINESS SERVICES, INC.
A Nevada corporation

By:	/s/ Harold Leach
Its:	President

PERFORMANT FINANCIAL CORPORATION
A Delaware corporation

By:	/s/ Lisa Im
Its:	CEO

PERFORMANT TECHNOLOGIES, LLC
A California limited liability company

By:	/s/ Harold Leach
Its:	Manager

PREMIERE CREDIT OF NORTH AMERICA, LLC
An Indiana limited liability company

By:	/s/ Steve Sturgeon
Its:	Manager

PERFORMANT RECOVERY, INC.
A California corporation

By:	/s/ Harold Leach
Its:	President

HEALTHCARE BILLING ADMINISTRATORS, LLC
An Indiana limited liability company

By:	/s/ Sarah DeMoss
Its:	Manager

Signature Page to Fifth Amendment to Credit Agreement

LENDER:

ECMC GROUP, INC.
A Delaware non-profit corporation

By:	/s/ Martin Scanlon
Its:	CFO
Signature Page to Fifth Amendment to Credit Agreement